Exhibit 23.3

CONSENT OF INDEPENDENT MINING CONSULTING FIRM

We hereby consent to (1) the reference in Registration Statement No. 333-144563 on Form S-8, as amended (the “Amendment”) of US Gold Corporation (the “Company”) to our technical report “Technical Report on the Tonkin Project” dated May 16, 2008 (the “Report”) relating to the Company’s Tonkin Project, (2) the inclusion or incorporation by reference of information derived from the Report in the Amendment and (3) all other references to the undersigned included or incorporated by reference in the Amendment. We also consent to the reference to us under the heading “Experts” in a prospectus, which is part of the Amendment, and any amendments thereto.

MICON INTERNATIONAL LIMITED

By:	/s/ Richard Gowans	Date: April 19, 2011
Richard Gowans, P.Eng.,
President